UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2006

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Von Karman Avenue, Suite 1000, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 585-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2006, Epicor Software Corporation (the “Company”), with approval by the Compensation Committee of its Board of Directors of Epicor Software Corporation, entered into a Management Retention Agreement (the “Agreement”) with its current Chairman and CEO, Mr. L. George Klaus (the “Executive”). The Agreement sets forth several terms and provisions governing Mr. Klaus’ continued employment as Chairman and CEO of the Company and is designed to replace Mr. Klaus’ former agreement, which expired at the end of 2005.

Term of Agreement. The Agreement has a term of two (2) years expiring December 31, 2007 (the “Employment Term”). The Agreement may be terminated by either party at any time with or without cause.

Base Salary. During the Employment Term, the Company will pay Executive a salary at an annualized rate of $736,403 as compensation for his services (the “Base Salary”). The Base Salary will not be increased during the Employment Term without the prior written approval of the Company’s Board of Directors.

Annual Incentive. Executive will continue to be eligible to receive annual cash bonus payments under the Company’s cash bonus plan for key employees as in effect on the Effective Date. The bonus will be based on a performance plan agreed to by Executive and the Board of Directors of the Company.

Restricted Stock Grant. Executive was granted a right to purchase four hundred thousand (400,000) shares of restricted Company common stock (the “Restricted Stock Grant”), subject to the terms and conditions of the form of restricted stock agreement approved by the Company. The restrictions on the stock shall lift and Executive will vest in the stock, or a portion thereof, in two equal, annual installments depending upon achievement of targets with respect to revenue and EBITDA for each of two performance years, the first of which commenced on January 1, 2006, and subject to the Executive’s continued service to the Company through each applicable vesting date.

Severance Benefits.

Upon the occurrence of an Involuntary Termination as defined in the Agreement, Executive shall be entitled to the following benefits:

•	twelve (12) months of Executive’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

•	any bonus that would have been earned by Executive in the twelve (12) month period following the date of the Involuntary Termination (as determined by the Company in its discretion); and

•	the Executive, Executive’s spouse and Executive’s dependents who are participating in Company group medical or dental plans on the date of Executive’s termination of service (“Covered Persons”) shall be entitled to continued participation in such plans, as they may be modified by the Company from time to time, at no additional after-tax cost to Executive (or Executive’s spouse or dependents, as applicable) other than Executive would have were he an employee, from year to year, for the remainder of the lifetimes of each Covered Person (or with respect to dependents of Executive, until the earlier of i) the death of both Executive and Executive’s spouse covered hereunder; ii) the time such dependents reach eighteen (18) years of age if they do not continue thereafter as full time students; or iii) through the period from 18 years of age up to 25 years of age during which such dependents remain full time students); provided, however, that such coverage shall be suspended for any period during which any Covered Persons obtain or are covered by other comparable group health coverage. In the event that Executive and/or Executive’s spouse and dependents, as applicable, are not eligible to continue their participation in the Company’s group medical or dental plans, then alternatively, such individuals shall be entitled to receive equivalent coverage under a separate plan according to the same terms and conditions as indicated in the Agreement.

In the event Executive’s employment with the Company terminates by reason of Executive’s Retirement (as such term is defined in the Agreement) and provided that Executive has substantially completed a successful CEO succession plan acceptable to the Company’s Board of Directors, the Executive and such other Covered Persons will be entitled to the continued participation described in the immediately preceding paragraph.

Other Termination. If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination or Retirement as defined in the Agreement, then the Executive shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

Tax Gross-Up. In the event that the severance and other benefits provided for in this Agreement will be subject to an excise tax as a result of Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, then Executive shall receive a gross-up payment sufficient to pay such excise tax and federal and state income taxes arising therefrom.

Conditions to Receipt of Severance. The receipt of any severance pursuant to the Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective. Furthermore, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers.

This summary of the terms of the Plan is not intended to be complete and is qualified in its entirety by the Plan, to be filed subsequently.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION (Registrant)

Date: June 2, 2006	By:	/s/ John D. Ireland
John D. Ireland Sr. Vice President; General Counsel